UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2009

Dollarama Group L.P.

Dollarama Group Holdings L.P.

(Exact name of registrants as specified in their charters)

Quebec, Canada	333-134550 333-143444	Not Applicable
(State or other jurisdiction of incorporation or organization)	Commission File Numbers:	(I.R.S. Employer Identification No.)

5805 Royalmount Avenue

Montreal, Quebec H4P 0A1

(Address of Principal Executive Offices, Zip Code)

Registrants’ telephone number, including area code (514) 737-1006

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

SIGNATURES

Item 1.01	Entry into a Material Definitive Agreement

On July 31, 2009, Dollarama Group L.P. and Dollarama Group Holdings, L.P. (collectively, the “Partnership”) announced that it has executed a Separation and Release Agreement with Robert Coallier, the Partnership’s Chief Financial Officer, pursuant to which the parties agreed that Mr. Coallier will be leaving the Partnership. In order to provide for the orderly transition of responsibilities, subject to the terms of the separation agreement, Mr. Coallier will remain with the Partnership and continue to serve as its Chief Financial Officer until the earlier of the date upon which a successor has been designated and December 1, 2009 (the “Effective Date”). The Partnership is actively conducting a search for a new Chief Financial Officer and expects to identify a replacement as soon as reasonably possible.

Pursuant to the terms of the separation agreement, upon the Effective Date, Mr. Coallier will be entitled to severance payments and additional benefits that are consistent with provisions of his existing employment agreement with the Partnership. In addition, the separation agreement provides that certain vested options to purchase capital stock of the Partnership’s parent company, Dollarama Capital Corporation, will be repurchased upon the Effective Date on the terms consistent with Mr. Coallier’s existing employment agreement and certain other options will remain outstanding and eligible to vest upon the attainment of specific performance criteria of the Partnership yet to be achieved. In return for the consideration promised to Mr. Coallier under the separation agreement, Mr. Coallier provided a general release of claims and agreed to refrain from certain actions. The foregoing summary is qualified in its entirety by the terms of the separation agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)	The disclosure set forth in Item 1.01 above is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLLORAMA GROUP, L.P.

DOLLORAMA GROUP HOLDINGS, L.P.

By:	Dollarama Group GP, Inc., general partner

By:	/s/ LARRY ROSSY
Name:	Larry Rossy
Title:	Chief Executive Officer

Date: July 31, 2009